SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (amendment no. )`
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Filed by a Party other than the Registrant ☐
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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☑ Soliciting Material Pursuant to §240.14a -12
The Progressive Corporation

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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☐	Fee paid previously with preliminary materials.

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[sent via The Progressive Corporation’s internal e-mail system]
REMINDER TO VOTE YOUR PROGRESSIVE RESTRICTED STOCK:
This is a reminder to vote your shares in connection with our upcoming Annual Meeting of Shareholders. Although you may have voted the shares you hold through the Retirement Security Program, according to our records, your restricted stock shares, or other shares held in record name through National City Bank, have not yet been voted.
* * * R E M I N D E R * * *
The Annual Meeting of Shareholders of The Progressive Corporation will be held on April 18, 2008 for shareholders of record as of February 19, 2008.
This e-mail contains the link to the secure Internet site that will allow you to cast your vote. Once you enter the site, you will need to enter your control number, which is disclosed below. Please note that this site does not disclose the number of shares that you own in record name. The total shares that you will be voting are disclosed below.
You must vote your shares no later than 11:59 p.m. on Thursday, April 17, 2008, Cleveland time. It is important to Progressive that you exercise your right as a shareholder and vote your shares — so please vote your proxy today!
The proxy statement and annual report for this shareholder meeting have been previously sent to you by mail. If you would like to access an electronic version, please click on the following link:
http://www.progressiveproxy.com
The Proxy Statement provides information on the directors standing for election at this year’s meeting, the proposals being submitted for a vote, other information of interest to you as a shareholder and other important information about the Company.
You have direct access to the Internet voting site at CES Vote by clicking on the following link:
http://www.cesvote.com
Your Control Number is <mfCntlNumber>
Your Total number of shares are <mfShares>
You may also vote your shares via telephone at 1-888-693-8683 using your Control Number listed above, when prompted by the system to enter a number, or by mail using the proxy card that was previously sent to you.
If you have any questions, please reply to investor_relations@progressive.com.
Thank you,
/s/ Charles E. Jarrett
Charles E. Jarrett
Secretary